Exhibit 99.2
Bally’s Appoints Robeson Reeves as CEO

PROVIDENCE, R.I., - Feb. 13, 2023 - Bally’s Corporation (NYSE: BALY) today announced that Lee Fenton, CEO, will step down and Robeson Reeves, President - Interactive, will take over as CEO, effective March 31, 2023.

Fenton became CEO of Bally’s on October 1, 2021 following the acquisition of Gamesys Group PLC where he had been CEO since 2015. Fenton will also step down from the Bally’s Board of Directors.

Soo Kim, Chairman of Bally’s Corporation’s Board of Directors, said, “On behalf of the Board of Directors, I want to thank Lee for his excellent leadership and valuable contributions to Bally’s. Lee has led Bally’s through the effective integration of Gamesys, leaving us well positioned for future growth. During his time, he also established the purpose and values of what is now an integrated Bally’s group. We look forward to building on what Lee has helped develop, and we wish him all the best in his next chapter.”

Kim continued, “I am excited to have Robeson succeed Lee as CEO. Robeson has an extraordinary mind and the drive required to excel as he takes the helm. Robeson has been a member of the Board since the Gamesys acquisition and his appointment represents the Board’s commitment to the development of the very best talent at Bally’s.”

Lee Fenton, Bally’s outgoing Chief Executive Officer, said, “I want to thank Soo and the rest of the Board for my time at Bally’s and for the work through the transition to Robeson’s leadership. Bally’s is an extraordinary business with extraordinary people, and I want to thank each and every one of them for the support they have shown me and the commitment they continue to bring to the business. It is particularly special for me to be able to hand the reigns to Robeson with whom I have worked for over 14 years. Robeson is a unique talent and the time is right for him to lead Bally’s.”

Robeson Reeves, Bally’s incoming Chief Executive Officer, said, “I am honored to lead Bally’s and grateful for the support and confidence shown in me by my fellow Board members. We are a unique company with a robust core and an extraordinary set of opportunities ahead of us. I look forward to working hard with my Executive Team and all our teams to take those opportunities and maximize our growth.”

Reeves joined Gamesys in September 2005 and held several leadership positions since that time. Prior to his current role with Bally Interactive, Reeves served as Chief Operating Officer of Gamesys since July 2015, and before that as Gamesys’ Director of Gaming Operations.

About Bally’s Corporation

Bally's Corporation is a global casino-entertainment company with a growing omni-channel presence of Online Sports Betting and iGaming offerings. It currently owns and manages 15 casinos across 10 states, a horse racetrack in Colorado and has access to OSB licenses in 18 states. It also owns Bally’s Interactive International, formerly Gamesys Group, a leading, global, online gaming operator, Bally Bet, a first-in-class sports betting platform and Bally Casino, a growing iGaming platform.

With 10,500 employees, the Company's casino operations include approximately 15,000 slot machines, 600 table games and 5,300 hotel rooms. Upon completing the construction of a temporary casino facility in Chicago, IL and a land-based casino near the Nittany Mall in State College, PA, Bally's will own and/or manage 17 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol “BALY”.

Investor Contact

Robert Lavan
Chief Financial Officer
401-475-8564
InvestorRelations@ballys.com

Media Contact

Richard Goldman
Kekst CNC 646-847-6102
BallysMediaInquiries@kekstcnc.com